UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             CURRENT REPORT Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of report (Date of earliest event reported): October 18, 2004

                              BELLSOUTH CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)

                                     GEORGIA
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                 (State or Other Jurisdiction of Incorporation)

              1-8607                                 58-1533433
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     (Commission File Number)             (IRS Employer Identification No.)


Room 15G03, 1155 Peachtree Street, N. E., Atlanta, Georgia        30309-3610
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         (Address of Principal Executive Offices)                 (Zip Code)

                                 (404) 249-2000
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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 Item 8.01  Other Events

         On October 18, 2004, BellSouth reached an agreement in principle with the other major shareholder of Telcel, our Venezuelan operation, whereby we would purchase its 21.8% interest in Telcel and settle all outstanding claims for an aggregate payment of $617 million. The aggregate payment of $617 million includes the previously disclosed (1) amounts that an arbitration panel ordered BellSouth to pay to this shareholder, resulting in an incremental cost to BellSouth of $189 million for the shareholder's remaining 10.7% interest in Telcel and settlement of all outstanding claims. The agreement in principle is subject to the negotiation and execution of definitive agreements.

         As part of the pending sale of our Latin American operations, Telefonica has agreed to purchase, for approximately $300 million, the 21.8% interest we are acquiring from the other major shareholder under this agreement. Because the aggregate settlement amount exceeds the amount Telefonica will pay us for the additional 21.8% interest in Telcel, BellSouth will incur an after-tax charge of approximately $190 million, or approximately 10 cents per share, in the third quarter of 2004. This amount includes the charge of $165 million, or approximately 9 cents per share, relating to the purchase of 11.1% of this shareholder's interest in Telcel that we disclosed on October 14, 2004.





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(1) Form 8-K filed October 14, 2004

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




BELLSOUTH CORPORATION


By:   /s/ W. Patrick Shannon
      W. Patrick Shannon
      Vice President - Finance
      October 20, 2004